EXHIBIT 99.1

Willis Lease Finance Corporation Reports Second Quarter Pre-tax Profit of $11.6 Million

NOVATO, Calif., Aug. 06, 2018 (GLOBE NEWSWIRE) -- Willis Lease Finance Corporation (NASDAQ: WLFC) today reported a pre-tax profit of $11.6 million in the second quarter of 2018, driven by strong sales in each of our leasing, spare parts and asset management businesses. The Company achieved record quarterly lease rent revenue of $43.1 million in the period driven by continued high utilization and 14.9% growth of our portfolio to $1.542 billion at quarter-end compared to $1.343 billion at December 31, 2017. Aggregate lease rent and maintenance reserve revenues were $65.1 million for the second quarter 2018, up 37.5% and 85.5% respectively.

“We continue to deliver strong cash flow and profits during a significant growth period for the Company,” said Charles F. Willis, Chairman and CEO.  “Our focus is on growing and shaping our portfolio, and the business generally, to ensure that we have the right assets and services in the right places, at the right time, delivering maximum value for our customers.”

“The industry continues to see high demand for lease engines, parts and services and we are poised to deliver on each because of the strength and depth of our asset portfolio and our Platform,” said Brian R. Hole, President. “We believe we are leading a fundamental industry change as airlines realize it is more efficient to access our Platform of assets and services on demand than to acquire a large number of perpetually under-utilized spare engines.”

Second Quarter 2018 Highlights (at or for the periods ended June 30, 2018, as compared to June 30, 2017, and December 31, 2017):

  Total revenue grew by 9.5% to $74.3 million in the second quarter of 2018, compared to $67.8 million in the prior year period.

  Lease rent revenue achieved a record quarterly high of $43.1 million in the second quarter of 2018; 37.5% growth from $31.3 million in the same quarter of 2017.

  Quarterly maintenance reserve revenue increased by $10.2 million over the prior year period due to an increase in long-term lease transition relative to the prior year period.

  Spare parts and equipment sales decreased $12.3 million versus the second quarter of 2017 as there were no equipment sales in the current period.

  General and administrative expenses increased, primarily due to costs associated with relocating and transitioning employees in our various offices and hiring to support our broadening Platform.

  Utilization at the end of the second quarter of 2018 was 88% compared to 89% at 2017 year-end.  Utilization was negatively impacted by delivery of new, off lease engines over the period.

  Our equipment lease portfolio grew 14.9% to $1.542 billion, from $1.343 billion at December 31, 2017, net of asset sales and depreciation expense.  The book value of lease assets we own directly or through our joint ventures was $1.9 billion at June 30, 2018.

  The Company purchased $104.5 million of equipment in the second quarter of 2018, compared to $76.9 million in the second quarter of 2017.

  The Company maintained $224 million of undrawn revolver capacity at June 30, 2018.

  Tangible book value per diluted weighted average common share outstanding increased to $43.33 at June 30, 2018, compared to $41.63 at December 31, 2017.

Balance Sheet

As of June 30, 2018, the Company had a total lease portfolio consisting of 246 engines and related equipment, 15 aircraft and 10 other leased parts and equipment with a net book value of $1.542 billion. As of December 31, 2017, the Company had a total lease portfolio consisting of 225 engines and related equipment, 16 aircraft and 7 other leased parts and equipment, with a net book value of $1.343 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2018	2017	Change	2018	2017	Change
REVENUE
Lease rent revenue	$43,081	$31,337	37.5%	$82,726	$61,572	34.4%
Maintenance reserve revenue	22,045	11,881	85.5%	37,485	43,843	(14.5)%
Spare parts and equipment sales	7,061	19,383	(63.6)%	13,347	31,979	(58.3)%
Gain on sale of leased equipment	245	3,527	(93.1)%	886	4,509	(80.4)%
Other revenue	1,871	1,716	9.0%	3,752	3,888	(3.5)%
Total revenue	74,303	67,844	9.5%	138,196	145,791	(5.2)%

EXPENSES
Depreciation and amortization expense	18,384	16,015	14.8%	35,739	32,644	9.5%
Cost of spare parts and equipment sales (1)	5,906	14,656	(59.7)%	10,689	24,973	(57.2)%
Write-down of equipment (1)	3,578	1,351	164.8%	3,578	13,442	(73.4)%
General and administrative	16,782	13,065	28.5%	32,393	26,265	23.3%
Technical expense	3,232	2,448	32.0%	6,909	4,740	45.8%
Interest expense	15,138	11,312	33.8%	28,732	22,178	29.6%
Total expenses	63,020	58,847	7.1%	118,040	124,242	(5.0)%

Earnings from operations	11,283	8,997	25.4%	20,156	21,549	(6.5)%
Earnings from joint ventures	316	1,161	(72.8)%	1,063	3,015	(64.7)%
Income before income taxes	11,599	10,158	14.2%	21,219	24,564	(13.6)%
Income tax expense	3,240	4,168	(22.3)%	5,776	10,406	(44.5)%
Net income	8,359	5,990	39.5%	15,443	14,158	9.1%
Preferred stock dividends	810	324	150.0%	1,612	646	149.5%
Accretion of preferred stock issuance costs	21	9	133.3%	42	17	147.1%
Net income attributable to common shareholders	$7,528	$5,657	33.1%	$13,789	$13,495	2.2%

Basic weighted average earnings per common share	$1.28	$0.94		$2.30	$2.22
Diluted weighted average earnings per common share (2)	$1.26	$0.92		$2.25	$2.17

Basic weighted average common shares outstanding	5,878	6,036		5,990	6,075
Diluted weighted average common shares outstanding (2)	5,991	6,158		6,123	6,213

_______________________________
(1) The amounts herein include reclassifications of scrap inventory write-offs and lower of cost or market write-downs that were previously presented within Write-down of equipment to the Costs of spare parts and equipment sales expense line item. The three and six months ended June 30, 2017 were impacted by a reclassification of $0.9 million and $1.8 million, respectively, reflected as an increase to Cost of spare parts and equipment sales and a decrease to Write-down of equipment.

(2) Diluted earnings per common share and diluted weighted average common shares outstanding have been adjusted to properly exclude the effects of income tax benefits on unvested restricted stock in accordance with ASU 2016-09. The adjustment did not impact diluted earnings per common share and impacted diluted weighted average common shares outstanding by approximately 16,000 shares for the second quarter of 2017. The adjustment impacted diluted earnings per common share and diluted weighted average common shares outstanding for the first half of 2017 by $0.01 and approximately 12,000 shares, respectively.

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$8,938	$7,052
Restricted cash	37,880	40,272
Equipment held for operating lease, less accumulated depreciation	1,542,329	1,342,571
Maintenance rights	14,763	14,763
Equipment held for sale	18,430	34,172
Operating lease related receivables, net of allowances	20,238	18,848
Spare parts inventory	27,146	16,379
Investments	50,749	50,641
Property, equipment & furnishings, less accumulated depreciation	25,967	26,074
Intangible assets, net	1,525	1,727
Other assets	35,470	50,932
Total assets	$1,783,435	$1,603,431

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$28,137	$22,072
Deferred income taxes	83,814	78,280
Debt obligations	1,232,847	1,085,405
Maintenance reserves	88,114	75,889
Security deposits	27,143	25,302
Unearned revenue	8,581	8,102
Total liabilities	1,468,636	1,295,050

Redeemable preferred stock ($0.0l par value)	49,512	49,471

Shareholders' equity:
Common stock ($0.0l par value)	64	64
Paid-in capital in excess of par	1,474	2,319
Retained earnings	262,548	256,301
Accumulated other comprehensive income, net of tax	1,201	226
Total shareholders' equity	265,287	258,910
Total liabilities, redeemable preferred stock and shareholders' equity	$1,783,435	$1,603,431

CONTACT:
Scott B. Flaherty
Chief Financial Officer
(415) 408-4700